UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011

Myriad Genetics, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-26642

Delaware	87-0494517
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices, including zip code)

801-584-3600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 31, 2011, Myriad Genetics, Inc. (“Myriad”) completed the acquisition of Rules-Based Medicine, Inc. (“RBM”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated April 27, 2011, by and among Myriad, RBM, Myriad RBM, Inc., a Delaware corporation and wholly-owned subsidiary of Myriad (the “Merger Subsidiary”) and Mark Chandler, Ph.D., in his capacity as the representative of the stockholders of RBM (the “Representative”). Pursuant to the terms of the Merger Agreement, Myriad acquired RBM by means of a reverse triangular merger in which the Merger Subsidiary merged with and into RBM, RBM survived the merger as the surviving corporation and a wholly-owned subsidiary of Myriad and the separate corporate existence of the Merger Subsidiary ceased (the “Merger”). The surviving corporation will operate from RBM’s facilities in Austin, Texas under the name Myriad RBM, Inc.

Upon the closing of the Merger, Myriad paid an aggregate cash purchase price to the securityholders of RBM of approximately $80.0 million (the “Merger Consideration”), which is subject to post-closing adjustments in accordance with the terms of the Merger Agreement. At the closing of the Merger, each outstanding share of capital stock of RBM converted into the right to receive a cash portion of the Merger Consideration in an amount that was determined in accordance with the liquidation provisions of RBM’s certificate of incorporation. All vested and unvested stock options and other equity awards issued by RBM were cancelled as of the closing of the Merger. In-the-money equity awards were cashed out in the Merger and underwater equity awards were cancelled without consideration in accordance with the terms of such stock options and other equity awards. All warrants to purchase capital stock of RBM terminated by their terms as of the closing of the Merger. Also, upon the closing of the Merger, $8 million of the Merger Consideration was deposited into an escrow account to fund (i) any post-closing adjustments to the Merger Consideration payable to Myriad based upon differences between the estimated working capital and the actual working capital of RBM at closing, and (ii) any indemnification claims made by Myriad pursuant to the Merger Agreement for a period of one year (or longer if claims are pending at the end of one year) as the generally exclusive method of securing certain indemnification obligations of the stockholders of RBM.

On June 1, 2011, Myriad issued a press release announcing the consummation of the transactions contemplated by the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing description of the transactions consummated pursuant to the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to Myriad’s Current Report on Form 8-K filed on May 3, 2011 and is incorporated herein by reference in its entirety.

The Merger Agreement has been incorporated by reference into Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Myriad or RBM. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Myriad or RBM or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule provided by RBM, which was not filed with the Current Report on Form 8-K as permitted by the rules and regulations of the Securities and Exchange Commission. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they may be modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Myriad’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger dated as of April 27, 2011, by and among the Company, Myriad RBM, Inc.,

Rules-Based Medicine, Inc. and Mark Chandler, Ph.D. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on May 3, 2011 (File No. 0-26642) and incorporated herein by reference).

99.1	Press release dated June 1, 2011 announcing the closing of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: June 3, 2011	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer